Exhibit 3.57

CERTIFICATE OF INCORPORATION

OF

POWER IQ, INC.

        The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

        1.     The name of the corporation is POWER IQ, INC. (the "Corporation").

        2.     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3.     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4.     The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock with no par value.

        5.     The names and mailing addresses of the person who will serve as the sole director of the Corporation until the first annual meeting of stockholders of the Corporation or until his successor or successors are duly elected and qualified are as follows:

Name	Mailing Address
Gary G. Winterhalter	3001 Colorado Boulevard Denton, Texas 76210

        6.     The business and officers of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by ballot unless required by the By-Laws of the Corporation.

        7.     The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

        8.     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        9.     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

        10.   The name and mailing address of the incorporator is as follows:

Name	Address
Lisa Henderson	3001 Colorado Boulevard Denton, Texas 76210

        IN WITNESS WHEREOF, I have signed this Certificate this 16 day of April, 2007.

/s/ Lisa Henderson Lisa Henderson, Incorporator